CTS Corporation

Form 10-K 2011

Exhibit (10) (x)

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (this “Agreement”), dated as of December 15, 2011, is made and entered by and between CTS Corporation, an Indiana corporation (the “Company”), and              (the “Executive”).1

W I T N E S S E T H:

WHEREAS, the Executive is a senior executive or a key employee of the Company or one or more of its Subsidiaries and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as defined below) exists;

WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its senior executives and key employees, including the Executive, applicable in the event of a Change in Control;

WHEREAS, the Company wishes to ensure that its senior executives and key employees are not practically disabled from discharging their duties in respect of a proposed or actual transaction involving a Change in Control;

WHEREAS, the Company desires to provide additional inducement for the Executive to continue to remain in the ongoing employ of the Company; and

[WHEREAS, the Company and the Executive previously entered into a Severance Agreement dated as of December 5, 2007 (the “Prior Agreement”), and wish to amend and completely restate the Prior Agreement as set forth below.]

NOW, THEREFORE, the Company and the Executive agree as follows:

1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Base Pay” means the Executive’s annual base salary at a rate not less than the Executive’s annual fixed or base compensation as in effect for the Executive immediately prior to the occurrence of a Change in Control or such higher rate as may be determined from time to time by the Board or a committee thereof.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means that, prior to any termination pursuant to Section 3(b), the Executive:

(i) has been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any Subsidiary;

(ii) has intentionally and wrongfully damaged property of the Company or any Subsidiary;

(iii) has intentionally and wrongfully disclosed secret processes, trade secrets or confidential information of the Company or any Subsidiary; or

1 Three different “tiers” of Executives will be eligible to enter into Severance Agreements, with each tier providing for different levels of severance benefits.

(iv) has intentionally and wrongfully engaged in any Competitive Activity;

and any such act has been demonstrably and materially harmful to the Company. For purposes of this Agreement, no act or failure to act on the part of the Executive will be deemed to be “intentional” if it was due primarily to an error in judgment or negligence, and will be deemed to be “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive will not be deemed to have been terminated for “Cause” hereunder unless and until there is delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive committed an act constituting “Cause” as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

(d) “Change in Control” means the occurrence during the Term of any of the following events:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of aggregate beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the then outstanding Voting Stock of the Company (including, for this purpose, any Voting Stock of the Company acquired prior to the Term); provided, however, that for purposes of this Section 1(d)(i), the following will not be deemed to result in a Change in Control: (A) any acquisition of Voting Stock of the Company directly from the Company that is approved by the Incumbent Board (as defined below), (B) any acquisition of Voting Stock of the Company by the Company or any Subsidiary and any change in the percentage ownership of Voting Stock of the Company that results from such acquisition, (C) any acquisition of Voting Stock of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (D) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Combination that complies with clauses (I), (II) and (III) of Section 1(d)(iii); or

(ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) will be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual becoming a Director as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (collectively, an “Election Contest”); or

(iii) consummation of (A) a reorganization, merger or consolidation of the Company, or (B) a sale or other disposition of all or substantially all of the assets of the Company, (such reorganization, merger, consolidation or sale each, a “Business Combination”), unless, in each case, immediately following such Business Combination, (I) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 75% of the then outstanding shares of common stock and the combined voting power of the then outstanding Voting Stock of the Company entitled to vote generally in the election of Directors of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (II) no Person (other than the Company, such entity resulting from such Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 15% or more of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination, and (III) at least a majority of the members of the Board of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (I), (II) and (III) of Section 1(d)(iii).

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Competitive Activity” means the Executive’s participation, without the written consent of an officer of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise’s sales of any product or service competitive with any product or service of the Company amounted to at least 25% of such enterprise’s net sales for its most recently completed fiscal year and if the Company’s net sales of said product or service amounted to at least 25% of the Company’s net sales for its most recently completed fiscal year. “Competitive Activity” does not include (i) the mere ownership of securities in any such enterprise and the exercise of rights appurtenant thereto if ownership is less than 1% of total outstanding shares of such enterprise or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

(g) “Employee Benefits” means the perquisites, benefits and service credit for benefits as provided under any and all employee benefit, including retirement income and welfare benefit, policies, plans, programs or arrangements in which the Executive is entitled to participate, including without limitation any stock option, performance share, performance unit, stock purchase, stock appreciation, restricted stock, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company, providing perquisites, benefits and service credit for benefits at least as great in the aggregate as are payable thereunder prior to a Change in Control.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i) “Incentive Pay” means an annual amount equal to not less than the greater of: (i) the average aggregate annual bonus, incentive or other payments of cash compensation, in addition to Base Pay, made or to be made in regard to services rendered during the three consecutive fiscal years immediately preceding the fiscal year in which the Change in Control occurred pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company, or any successor thereto, providing benefits at least as great as the benefits payable thereunder prior to a Change in Control or (ii) the Target Annual Incentive Pay. “Target Annual Incentive Pay” means the target incentive pay for the Executive’s position as set forth in the CTS Corporation Management Incentive Plan for the fiscal year in which the Change in Control occurred (without regard to any amendment to such Plan made subsequent to a Change in Control which adversely affects in any manner the benefits or amounts payable thereunder) and calculated with respect to the Executive’s Base Pay or, if the Management Incentive Plan is no longer in effect, the target annual cash incentive compensation, in addition to Base Pay, to be paid in regard to services rendered during the fiscal year in which the Change in Control occurred as set forth in the Company’s annual budget for such fiscal year.

(j) “Separation from Service” means the Executive’s separation from service within the meaning of Section 409A of the Code.

(k) “Severance Period” means the period of time commencing on the date of the first occurrence of a Change in Control during the Term and continuing until the earlier of (i) the [CEO & TIER 1: third/ TIER 2: second] anniversary of the occurrence of the Change in Control, or (ii) the Executive’s death.

(l) “Specified Employee” means a specified employee within the meaning of Section 409A of the Code.

(m) “Subsidiary” means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

(n) “Term” means the period commencing as of the date hereof and expiring as of the later of (i) the close of business on [December 31, 2015], or (ii) the expiration of the Severance Period; provided, however, that, subject to the last sentence of Section 9, if, prior to a Change in Control, the Executive incurs a Separation from Service for any reason, thereupon without further action the Term will be deemed to have expired and this Agreement will immediately terminate and be of no further effect.

(o) “Voting Stock” means securities entitled to vote generally in the election of directors.

2. Operation of Agreement. This Agreement will be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, this Agreement will not be operative unless and until a Change in Control occurs. Upon the occurrence of a Change in Control at any time during the Term, without further action, this Agreement will become immediately operative, including without limitation, for purposes of the last sentence of Section 9 notwithstanding that the Term may have theretofore expired.

3. Separation Following a Change in Control.

(a) In the event of the occurrence of a Change in Control, the Company may terminate Executive’s employment during the Severance Period and, provided such termination of employment constitutes a Separation from Service, the Executive will be entitled to the severance compensation provided by Section 4 unless such Separation from Service is the result of the occurrence of one or more of the following events:

(i) The Executive’s death;

(ii) The Executive becoming permanently disabled within the meaning of, and beginning to actually receive disability benefits pursuant to, the Company’s long-term disability plan in effect for, or applicable to, the Executive immediately prior to the Change in Control; or

(iii) Cause.

(b) In the event of the occurrence of a Change in Control, the Executive may terminate employment with the Company during the Severance Period upon the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause as hereinabove provided, for such termination exists or has occurred, including without limitation other employment) and, provided such termination of employment constitutes a Separation from Service will be entitled to severance compensation as provided in Section 4:

(i) Failure to elect or reelect or otherwise to maintain the Executive in the office or the position, or a substantially equivalent or better office or position, of or with the Company and/or a Subsidiary, as the case may be, which the Executive held immediately prior to a Change in Control, or the removal of the Executive as a member of the Board of Directors of the Company (or any successor thereto) if the Executive was a Director of the Company immediately prior to the Change in Control;

(ii) (A) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and any Subsidiary which the Executive held immediately prior to the Change in Control, (B) a reduction in the aggregate of the Executive’s Base Pay and Incentive Pay received from the Company and any Subsidiary, or (C) the termination or denial of the Executive’s rights to Employee Benefits or a reduction in the scope or value thereof, any of which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Executive of such change, reduction or termination, as the case may be;

(iii) A determination by the Executive (which determination will be conclusive and binding upon the parties hereto provided the determination was made in good faith and, in all events, will be presumed to have been made in good faith unless otherwise shown by the Company by clear and convincing evidence) that a change in circumstances has occurred following a Change in Control, including, without limitation, a change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change in Control, which has rendered the Executive substantially unable to carry out, has substantially hindered Executive’s performance of, or has caused Executive to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change in Control, which situation is not remedied within 10 calendar days after written notice to the Company from the Executive of such determination;

(iv) The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (directly or by operation of law) assumed all duties and obligations of the Company under this Agreement pursuant to Section 11(a);

(v) The Company requires the Executive to have his principal location of work changed to any location that is in excess of 35 miles from the location thereof immediately prior to the Change in Control, or requires the Executive to travel away from his office in the course of performing his responsibilities or duties attached to his position at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Executive in any of the three full years immediately prior to the Change in Control without, in either case, his prior written consent;

(vi) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Executive of such breach; or

(vii) Without limiting the generality or effect of the foregoing, any Change in Control that results in (A) the Company’s Voting Stock ceasing to be (x) registered under Section 12 of the Exchange Act or (y) listed on the New York Stock Exchange or (z) authorized for quotation on the Nasdaq National Market System, or (B) the Company no longer being required to file periodic reports with the Securities and Exchange Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act, shall be conclusively presumed to give rise to the Executive’s right to terminate employment pursuant to subsections (ii) and (iii) of this Section 3(b).

(c) A Separation from Service pursuant to Section 3(a) or Section 3(b) that entitles the Executive to the benefits provided by Section 4 will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company providing Employee Benefits, which rights will be governed by the terms thereof; provided, however, that if the Executive also becomes entitled to receive severance payments under any employment or severance agreement (other than this Agreement) in existence prior to the date hereof, then the Executive’s termination payments under this Agreement shall be reduced by any corresponding payments made to the Executive under such other agreement. [FOR CEO & TIER 1 ONLY: For the avoidance of doubt, payments made for outplacement advice of the type described in Paragraph (3) of Annex A to this Agreement shall not be considered as corresponding to severance payments calculated with respect to Base Pay or Incentive Pay, or any multiple thereof.]

4. Severance Compensation.

(a) If the Executive incurs a Separation from Service pursuant to Section 3(a) or Section 3(b) that entitles the Executive to severance benefits hereunder, the Company will pay to the Executive (or other Person as appropriate) as severance benefits the appropriate amounts described on Annex A and will continue to provide to the Executive the continuing and other benefits described on Annex A at the times and for the periods described therein.

(b) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite “prime rate” as quoted from time to time during the relevant period in the Midwest Edition of The Wall Street Journal. Any change in such prime rate will be effective on and as of the date of such change.

(c) Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under this Section 4 and under Sections 5, 7, 8, and 17 will survive any termination or expiration of this Agreement or the Executive’s Separation from Service following a Change in Control for any reason whatsoever.

5. [FOR CEO, TIER 1, AND TIER 2] Limitation on Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement or under any other plan, agreement or arrangement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code (or any successor provision thereto), but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment. Whether requested by the Executive or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by the Company’s independent accountants. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 5 will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. The Company shall effect such reduction in the order in which payments are due to be paid or provided, beginning with the latest payment.

6. No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Executive’s Separation from Service and that the non-competition covenant contained in Section 8 will further limit the employment opportunities for the Executive. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in Paragraph 2 set forth on Annex A.

7. Legal Fees and Expenses. It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of the Executive’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel and, in that connection, the Company and the Executive agree that a confidential relationship will exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for or will reimburse any and all attorneys’ and related fees and expenses incurred by the Executive in connection with any of the foregoing, regardless of amount. Any such payment or reimbursement shall be for expenses incurred by the Executive during his lifetime, and such payment or reimbursement shall be made not later than December 31st of the year following the year in which the Executive incurs the expense; provided, that in no event will the amount of expenses eligible for payment or reimbursement in one year affect the amount of expenses to be paid or reimbursed in any other taxable year.

8. Competitive Activity. During a period ending one year following the Executive’s Separation from Service, if the Executive has received or is receiving benefits under Section 4, the Executive will not, without the prior written consent of the Company, which consent will not be unreasonably withheld, engage in any Competitive Activity.

9. Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change in Control. Any Separation from Service of the Executive or the removal of the Executive from the office or position in the Company or any Subsidiary that follows the commencement of any discussion with a third person that ultimately results in a Change in Control will be deemed to be a Separation from Service or removal of the Executive following the Change in Control for purposes of this Agreement; provided, however, that for purposes of determining the timing of any payments to be made pursuant to Paragraphs (1) through [(3)(4)] of Annex A, the schedules of payments described therein shall be measured from the date of the Change in Control rather than from the date of the Executive’s Separation from Service.

10. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

11. Successors and Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 11(a) and 11(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 11(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

12. Section 409A of the Code.

(a) To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A of the Code. This Agreement shall be construed in a manner to give effect to such intention. Reference to Section 409A of the Code includes any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, the Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Executive or for the Executive’s account in connection with this Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive harmless from any or all such taxes or penalties.

13. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or one business day after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

14. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Indiana, without giving effect to the principles of conflict of laws of such State.

15. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

16. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.

17. Non-solicitation. Executive agrees that beginning on the date of Separation from Service and continuing until the first anniversary of the last day of the Severance Period, he/she shall not, either alone or in association with others (a) solicit, or facilitate any organization with which the Executive is associated in soliciting, any employee of the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries; or (b) solicit for employment, hire or engage as an independent contractor, or facilitate any organization with which the Executive is associated in soliciting for employment, hire or engagement as an independent contractor, any person who was employed by the Company or any of its subsidiaries at any time during the term of the Executive’s employment with the Company or any of its subsidiaries; provided, however that this clause shall not apply to any individual whose employment with the Company or any of its subsidiaries has been terminated for a minimum of one year preceding any such solicitation.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

[FOR EXECUTIVES WHO ARE PARTIES TO SEVERANCE AGREEMENTS:

19. Prior Agreement. This Agreement amends and restates the Prior Agreement, which will, without further action, be superseded as of the date first above written.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

CTS CORPORATION

By:
Name:
Title:

Executive

Annex A

Severance Compensation

(1) A lump sum payment in an amount equal to [CEO & TIER 1: 2/ TIER 2: 1.5] times the sum of (A) Base Pay (at the rate in effect immediately prior to the Change in Control or, if greater, the average Base Pay over the three years prior to the date of the Executive’s Separation from Service), plus (B) Incentive Pay (determined in accordance with Section 1(i)). Such payment shall be made on the 60th day after the Executive’s Separation from Service; provided, however, that if the Executive is a Specified Employee, such payment shall be made on the earlier of (a) the first day of the seventh month following the date of the Executive’s Separation from Service, or (b) the Executive’s death.

(2) For a period of [CEO & TIER 1: 24/ TIER 2: 12] months following the date of the Executive’s Separation from Service (the “Continuation Period”), the Company will make available to the Executive at the Executive’s expense the medical and dental benefits (but not long-term or short-term disability benefits) that the Executive was eligible to receive as of the date of the Executive’s Separation from Service (or, if greater, immediately prior to the reduction, termination or denial described in Section 3(b)(ii)). The Company will reimburse the Executive, on a taxable basis, for the amount of the premiums paid for such coverage that is in excess of the contribution rate established by the Company for active employees necessary to maintain such coverage for such period, provided that the Executive makes a payment to the Company in an amount equal to the full monthly premium payments (taking into account employer and employee contributions) required to maintain such coverage on the first day of each calendar month commencing with the first calendar month following the date of the Executive’s Separation from Service. If and to the extent that the coverage described in this Paragraph 2 is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company will itself pay or provide for such coverage to the Executive, his dependents and beneficiaries. In the case of any benefit described in this Paragraph 2 which is subject to tax only because it is not or cannot be paid or provided under any such policy, plan, program or arrangement of the Company or any Subsidiary, Company shall reimburse Executive or his dependents or beneficiaries, as the case may be, an amount equal to the additional amount of income taxes incurred by the Executive, dependents or beneficiaries therefor; provided, however, that any such reimbursement shall be made no later than December 31st of the year following the year in which the applicable taxes are remitted. All payments of benefits or reimbursements of premiums under the Company’s medical and dental programs or other reimbursements shall be made no later than December 31 of the year following the year in which the Executive incurs the related expenses. In no event will the benefits and reimbursements provided by the Company in one taxable year affect the amount of expenses or reimbursements that the Company is obligated to pay, or in-kind benefits to be provided in any other taxable year. The Executive’s right to reimbursements of premiums and benefits shall not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, or any other provision of the Agreement, for purposes of determining the period of continuation coverage to which the Executive or any of his dependents is entitled pursuant to Section 4980B of the Code under the Company’s medical, dental and other group health plans, or successor plans, the Executive’s “qualifying event” will be the termination of the Continuation Period and for such purpose the Executive will be considered to have remained actively employed on a full-time basis through that date. Without otherwise limiting the purposes or effect of Section 6, the medical and dental benefit coverage otherwise available to the Executive pursuant to this Paragraph 2 will be terminated to the extent that the Executive is covered under a comparable welfare benefit plan maintained by another employer during the Continuation Period following the Executive’s Separation from Service. The Executive agrees to notify the Company within 14 days of becoming covered under a medical or dental plan maintained by another employer.

(3) Reimbursement of an amount up to [CEO & TIER 1: $30,000/ TIER 2: $15,000] for outplacement services that are obtained during the Continuation Period by a firm selected by the Executive; provided, however, that in no event shall expenses incurred after December 31 of the second year following the year in which the Executive’s Separation from Service occurs be eligible for reimbursement hereunder, and all reimbursements hereunder shall be paid to Executive no later than December 31 of the third year following the year in which the Executive’s Separation from Service occurs.

(4) [FOR CEO ONLY] In consideration of the non-competition covenant contained in Section 8 of this Agreement, a lump sum payment in an amount equal to 1 times the sum of (A) Base Pay (at the rate in effect immediately prior to the Change in Control or, if greater, the average Base Pay over the three years prior to the date of the Executive’s Separation from Service),

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plus (B) Incentive Pay (determined in accordance with Section 1(i)). Such payment shall be made on the 60th day after the date of the Executive’s Separation from Service; provided, however, that if the Executive is a Specified Employee, such payment shall be made on the earlier of (a) the first day of the seventh month following the date of the Executive’s Separation from Service, or (b) the Executive’s death.

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